Exhibit 2.2

1st stREIT Office, Inc.

First Amendment to Articles of Amendment and Restatement

Dated: June 27, 2018

1st stREIT Office, Inc., a Maryland corporation(the “Corporation”), hereby certifies to the State Department of Assessments and Taxation:

FIRST: That SECTION 7.1 of the Articles of Amendment and Restatement of the Corporation (the “Charter”) is hereby amended by deleting from the definitions of “Aggregate Stock Ownership Limit” and “Common Stock Ownership Limit” the number “9.8%” and by substituting in lieu thereof the number “4.11%.”

SECOND: That SECTION 7.2.9 of the Charter is hereby amended by deleting from the legend the number “9.8%” and by substituting in lieu thereof the number “4.11%” in the two places it occurs in the legend.

THIRD The foregoing amendments were advised and approved by at least a majority of the members of the board of directors of the Corporation effective as of June 27, 2018, and, as set forth in the Charter and as prescribed by Section 2-105(a)(12) of the Maryland General Corporation Law, did not require approval of the stockholders.

IN WITNESS WHEREOF, 1st stREIT Office, Inc. has caused these presents to be signed in its name on its behalf by its President and attested by its Secretary June 27, 2018. Each of the undersigned officers of 1st stREIT Office, Inc. acknowledges, under the penalties for perjury, that this First Amendment to the Charter is the act of the Corporation and that, to the best of his knowledge, information and belief, the matters and facts set forth herein are true in all material respects.

ATTEST:	1ST STREIT OFFICE, INC.

/s/ Eliot Bencuya	/s/ Joseph Kessel
Eliot Bencuya, Secretary	Joseph Kessel, Chief Operating Officer